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                                                                    EXHIBIT 99.1

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[QLT LOGO]
QLT INC.                887 Great Northern Way                    t 604.707.7000
                        Vancouver, BC Canada V5R 4T5              f 604.707.7001
                                                                  www.qltinc.com


news release


     QLT ANNOUNCES TSX APPROVAL OF US $50 MILLION SHARE REPURCHASE PROGRAM


FOR IMMEDIATE RELEASE                                                MAY 2, 2005

VANCOUVER, CANADA -- QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced that the Toronto Stock Exchange has accepted notice of QLT's intention to make a normal course issuer bid in the open market through the facilities of the Toronto Stock Exchange and/or the NASDAQ Stock Market announced on April 28, 2005.

The notice provides that QLT may, during the period commencing May 4, 2005 and ending May 3, 2006, purchase for cancellation up to a maximum of 4,690,752 common shares, being 5% of the number of common shares outstanding, subject to a maximum aggregate expenditure by QLT of US$50 million. The actual number of common shares which may be purchased and the timing of any such purchases will be determined by QLT. The price which QLT will pay for any such shares will be the market price at the time of acquisition. QLT has not purchased any of its common shares in the prior 12 months. There were 93,816,148 common shares outstanding as at April 28, 2005.



ABOUT QLT INC.

QLT Inc. is a global biopharmaceutical company specializing in developing treatments for cancer, eye diseases and dermatological and urological conditions.

We have combined our expertise in the discovery, development, commercialization and manufacture of innovative drug therapies with our unique technology platforms to create highly successful products such as Visudyne(R) and Eligard(R).

For more information, visit our web site at www.qltinc.com.



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QLT INC.:
Vancouver, Canada
Tamara Hicks
Telephone: 604-707-7000 or 1-800-663-5486
Fax: 604-707-7001

Visudyne is a registered trademark of Novartis AG.
Eligard is a registered trademark of Sanofi-aventis.


QLT Inc. is listed on the NASDAQ Stock Market under the trading symbol "QLTI" and on the Toronto Stock Exchange under the trading symbol "QLT."


The statements in this press release regarding QLT's intention to commence a share repurchase program are "forward-looking statements" of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. These statements are only predictions and there are a number of risks, uncertainties and other factors which could cause actual events to differ materially, including but not limited to the factor that our intention to purchase our common shares may be impacted by market factors and our operating results, and by other factors described in detail in QLT's Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward-looking statements are based on our current expectations and QLT assumes no obligation to update such information to reflect later events or developments, except as required by law.







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